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Exhibit 10.90

AMENDMENT NO. 7
TO
FINANCING AGREEMENT

        THIS AMENDMENT NO. 7 TO FINANCING AGREEMENT (this "Amendment") is made and entered into as of the 31st day of December, 2002, by and between VLPS LIGHTING SERVICES, INC. (formerly known as "Vari-Lite, Inc."), a Delaware corporation ("Borrower"), and U.S. BANK NATIONAL ASSOCIATION (formerly known as "Firstar Bank, National Association") ("Bank").

WITNESSETH:

        WHEREAS, Borrower and Bank have heretofore entered into that certain Financing Agreement dated as of December 29, 2000, as amended by that certain Amendment No. 1 to Financing Agreement dated as of March 30, 2001, Amendment No. 2 to Financing Agreement dated as of June 30, 2001, Amendment No. 3 to Financing Agreement dated as of December 31, 2001, Amendment No. 4 to Financing Agreement dated as of March 31, 2002, Amendment No. 5 to Financing Agreement dated as of June 30, 2002, and Amendment No. 6 to Financing Agreement dated as of November 18, 2002 (as so amended, the "Financing Agreement"), pursuant to which Bank has made loans and financial accommodations available to Borrower in the aggregate principal amount of up to $24,500,000, consisting of a Revolving Loan Facility, a Term Loan A Facility and a CapEx Term Loan Facility; and

        WHEREAS, Borrower and Bank desire to amend the Financing Agreement to reflect the elimination of the Term Loan A Facility and the CapEx Term Loan Facility, to reduce the Total Facility to a principal amount of up to $7,500,000 consisting of the Revolving Loan Facility and a new Letter of Credit Subfacility, and to effect such other changes as are hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

        1.    The following definitions in Section 1.1 of the Financing Agreement are amended and restated in their entirety to provide as follows:

    "Applicable LIBOR Rate Margin" means a rate equal to 2.25% per annum.

    "Applicable Prime Rate Margin" means a rate equal to 0.50% per annum.

    "Permitted Payments" means the following payments, regardless of whether classified as dividends, distributions, stock redemptions or payments of Intercompany Loans:

      (a)
      payments to International in an amount not to exceed International's consolidated tax liability attributable to the net income of Borrower in any fiscal year of Borrower; and

      (b)
      so long as no Event of Default has occurred which is continuing:

      (i)
      payments of interest at a market rate to Vari-Lite Asia, Inc. on Intercompany Loans from Vari-Lite Asia, Inc. to Borrower;

      (ii)
      payments to International to cover certain employment, compensation, audits, director fees, legal and other overhead and administrative expenses not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower; and

      (iii)
      other payments:

      (A)  not in excess of $1,500,000 during Borrower's fiscal year ending September 30, 2003;

          (B)  in any fiscal quarter following receipt pursuant to Section 8.8 of Borrower's financial statements for its fiscal year ending September 30, 2003, in such amount as Borrower shall determine, provided that after giving effect to any such payment: (x) Borrower's Fixed Charge Coverage Ratio calculated as of the end of the immediately preceding quarter on a pro forma basis (including in Fixed Charges for this purpose, however, only such Permitted Payments as have been made pursuant to this clause (B) during the immediately preceding three (3) fiscal quarters plus the Permitted Payment in question and exclusive of any Permitted Payment or portion thereof made or to be made pursuant to clause (C) below) exceeds 1.35:1.0 and (y) Borrower will have Adjusted Revolving Loan Availability of at least $1,500,000; and

          (C)  in addition to Permitted Payments under clause (B) above, following receipt pursuant to Section 8.8 of Borrower's financial statements for any fiscal year ending on or after September 30, 2004, in such amount as Borrower shall determine, provided that after giving effect to any such payment: (x) Borrower's Fixed Charge Coverage Ratio calculated as of the end of such fiscal year on a pro forma basis inclusive of such payment but exclusive of any payments made during such fiscal year pursuant to this clause (C) based upon the prior fiscal year's Fixed Charge Coverage Ratio shall not be less than 1.25:1.0 and (y) Borrower will have Adjusted Revolving Loan Availability of at least $1,500,000.

  For purposes of this definition, the term "Adjusted Revolving Loan Availability" shall mean Revolving Loan Availability after deducting Borrower's accounts payable exceeding sixty (60) days and Borrower's book overdraft.

  "Revolving Loan Availability" means, as at any time, an amount, in Dollars, equal to:

    (i)
    an amount equal to the lesser of: (a) the then Revolving Loan Borrowing Base or (b) $7,500,000.00;

  less (ii) the then aggregate outstanding principal amount of all Revolving Loans and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrower's loan account with Bank; and

  less (iii) the then Letter of Credit Reserve.

  "Revolving Loan Borrowing Base" shall mean an amount equal as at any time to the sum of (i) up to eighty percent (80%) of the net amount of Borrower's Eligible Receivables (the "Eligible Receivables Advance Rate"), plus (ii) up to fifty percent (50%) of the value of Borrower's Eligible Inventory (the "Eligible Inventory Advance Rate"), valued at the lower of cost or market value, determined on a first-in-first-out basis, consistently applied, plus (iii) up to fifty percent (50%) of the value of Borrower's Rental Inventory (the "Rental Inventory Advance Rate"), valued at its "Appraised Liquidation Value", minus (iv) the Reserve Amount then in effect. For purposes of this Agreement, the "Appraised Liquidation Value" of Rental Inventory shall mean its orderly liquidation value as determined annually on behalf of Bank at Borrower's expense, which amount, pending the annual appraisal, shall be adjusted from time to time to reflect (x) the deduction of a monthly amount based upon a 48-month, straight-line amortization, (y) the deduction of the net book value of items disposed of, and (z) the addition of newly acquired items at their cost.

        2.    Section 1.1 of the Financing Agreement is amended by adding the following new definitions:

    "Letter of Credit" means a Standby Letter of Credit (as defined in Section 2.4) or a Commercial Letter of Credit (as defined in Section 2.4) issued by Bank pursuant to Section 2.4.

    "Letter of Credit Availability" means, as at any time, an amount equal to the lesser of (i) an amount equal to (a) $500,000.00 less (b) the then Letter of Credit Exposure and (ii) the then Revolving Loan Availability.

    "Letter of Credit Deficiency" means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

    "Letter of Credit Documents" means, with respect to each and every Letter of Credit, (i) a letter of credit application and reimbursement agreement on Bank's then customary form (the "Letter of Credit Application") and (ii) any other agreements, certificates, documents and information as Bank may reasonably request relating to a Letter of Credit.

    "Letter of Credit Exposure" means, as at any time, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

    "Letter of Credit Face Amount" of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

    "Letter of Credit Obligations" means, at any time, the sum of (i) the aggregate Letter of Credit Face Amount for all Letters of Credit plus (ii) the aggregate amount of Borrower's unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrower or by Bank, including any and all Bank charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

    "Letter of Credit Reserve" means, as at any time, the sum of (i) 100% of the then Letter of Credit Exposure with respect to all Standby Letters of Credit and (ii) that percentage which is equal to 100% minus the applicable Inventory Advance Rate (Eligible or Rental) of the then Letter of Credit Exposure with respect to all Commercial Letters of Credit.

        3.    Section 2.1 of the Financing Agreement is amended and restated in its entirety to provide as follows:

    2.1
    Total Facility. Subject to the terms and conditions of this Agreement, Bank will make up to $7,500,000.00 in total credit (the "Total Facility") available to, or for the benefit of, Borrower in the form of the following loans advanced or to be made under the following facilities: (i) revolving loans, and (ii) a letter of credit subfacility, all as more particularly described below (the "Loans").

        4.    Section 2.3 of the Financing Agreement is deleted and shall remain intentionally blank.

        5.    Section 2.4 of the Financing Agreement is deleted and shall be replaced with the following provisions:

    2.4
    Letters of Credit.

            2.4.1  Letter of Credit Subfacility. Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, Borrower may request Bank to issue one or more of its standby letters of credit ("Standby Letter of Credit") or its commercial letters of credit ("Commercial Letter of Credit") in favor of such beneficiary(ies) as are designated by Borrower by delivering to Bank: (i) a Letter of Credit Application completed to the satisfaction of Bank, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.4.2), (ii) a Borrowing Base Certificate (as defined in Section 8.3) which calculates the Letter of Credit Availability after giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that Bank then requires. Bank, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Letter of Credit Availability will be less than zero Dollars. The making of each Letter of Credit request by Borrower will be deemed to be a representation by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.4.1.

            2.4.2  Terms of Letter of Credit. Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrower as is acceptable to Bank in its discretion exercised in good faith, (ii) be denominated in Dollars, Euros, Great British Pounds, or such other foreign currency as is acceptable to Bank in its discretion exercised in good faith, and (iii) be issued to support Borrower's obligations that finance its business needs incurred in the ordinary course of Borrower's business as presently conducted by it (and, in the case of Commercial Letters of Credit, solely in support of the purchase of Eligible Inventory or Rental Inventory). In no event will any Standby Letter of Credit have a term of more than one year or any Commercial Letter of Credit have a term of more than 180 days; furthermore, and, in addition to the foregoing term limitation, Bank will have no obligation to issue any Letter of Credit with an expiry date later than the earlier of (a) December 31, 2005 or (or such later date to which Bank renews the termination date of this Agreement as provided in Section 11.2) or (b) such earlier termination date of this Agreement which has resulted from the delivery to Bank by Borrower of a Termination Notice as provided in Section 11.3.

            2.4.3  Advice of Issuance or Non-Issuance. Upon receipt of a request from Borrower to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, Bank, within three Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit. If Bank elects not to issue such Letter of Credit, Bank will communicate in writing to Borrower the reason(s) why Bank has declined such request.

            2.4.4  Payment of Drafts. All obligations of Borrower under each Letter of Credit and all Letter of Credit Documents are payable on Bank's demand or payable as otherwise set forth in the applicable Letter of Credit Documents. Subject to the terms of Section 13.3, Borrower hereby irrevocably instructs Bank, on the same Business Day that Bank is obligated to fund a drawing or make any expenditure or any other payment under a Letter of Credit or incurs any cost or expense under any Letter of Credit, to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit by debiting Borrower's loan account with Bank as an advance of the Revolving Loans pursuant to Section 2.2 as a Prime Rate Loan. If the advance of a Revolving Loan to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit results (or to the extent that it results) in any Deficiency, then Borrower will immediately eliminate any Deficiency in accordance with the terms of Section 2.10.

            2.4.5  Letter of Credit Obligations. All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

        6.    Section 2.5 of the Financing Agreement is amended and restated in its entirety to provide as follows:

    2.5
    Voluntary Prepayments. Borrower shall have the right to prepay at any time the Revolving Loans in whole or part without premium or penalty (except as provided in Section 3.4):

      Whenever the Borrower desires to prepay any part of the Revolving Loans, it shall provide a prepayment notice to Bank at least two (2) Business Days prior to the date of prepayment of such Revolving Loans which are LIBOR Rate Loans and on or before 12:00 noon on the date of prepayment of such Revolving Loans which are Prime Rate Loans setting forth the following information:

        (y)  the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

        (z)  the total principal amount of such prepayment, which shall not be less than One Hundred Thousand Dollars ($100,000).

      All prepayment notices shall be irrevocable. The principal amount of the Revolving Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notices as the date on which the proposed prepayment is to be made. If the Borrower prepays a Revolving Loan but fails to specify the applicable Revolving Loans which the Borrower is prepaying, the prepayment shall be applied first to Revolving Loans which are Prime Rate Loans and then to Revolving Loans which are LIBOR Rate Loans. Any prepayment hereunder shall be subject to the Borrower's Obligations to indemnify the Bank under Section 3.4.

        7.    Section 2.8 of the Financing Agreement is deleted and shall remain intentionally blank.

        8.    Section 2.12(a) of the Financing Agreement is amended and restated in its entirety to provide as follows:

    (a)
    Changes. Borrower acknowledges that Bank, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the dollar limits on outstanding advances against the Revolving Loan Borrowing Base or applicable to any one or more Inventory or Receivables advance sublimits or (ii) decrease the Eligible Receivables Advance Rate or the Eligible Inventory Advance Rate or the Rental Inventory Advance Rate (collectively, the "Advance Rates") if one or more of the following events occur or conditions exist: (a) an Event of Default has occurred; (b) with regard to the Eligible Receivables Advance Rates, (1) the dilution percentage with respect to Borrower's Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Bank, in good faith, has determined is materially above that which existed as of December 31, 2002, (2) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Bank, in good faith, determines is material, or (3) any material change occurs, determined by Bank in good faith, from December 31, 2002, in respect of the credit rating or credit quality of Borrower's account debtors; (c) with respect to the Eligible Inventory Advance Rate, there occurs a material change, as determined by Bank in its discretion exercised in good faith, in the type, quantity, or quality of Borrower's Eligible Inventory as the same is constituted on December 31, 2002, or (d) with respect to the Rental Inventory Advance Rate, there occurs a material change, as determined by Bank in its discretion exercised in good faith, in the type, quantity, or quality of Borrower's Rental Inventory as the same is constituted on December 31, 2002.

        9.    Section 3.8 of the Financing Agreement is deleted and shall remain intentionally blank.

        10.  The following is added as a new Section 3.13 to the Financing Agreement:

    3.13
    Letter of Credit Fees. Borrower will pay to Bank, with respect to each Letter of Credit, a fee ("LOC Fee") equal to 0.375% per annum on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof (or, if earlier, the date on which the Letter of Credit is returned to Bank and is canceled). In addition, Borrower will pay to Bank, on its demand for payment, Bank's then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit. The LOC Fee is fully earned by Bank when paid and will be due and payable (a) in advance on the issuance of each Commercial Letter of Credit and (b) in respect of each Standby Letter Credit, monthly in arrears based on the amount available to be drawn under each Standby Letter of Credit during the previous calendar month, payable on the first (1st) day of each calendar month, commencing with the first calendar month occurring after the calendar month in which the Standby Letter of Credit is issued, and on the date this Agreement is terminated as provided in Section 11.

        11.  Section 10.22 of the Financing Agreement is amended and restated in its entirety to provide as follows:

10.22	Redemption of Stock. Borrower will not voluntarily or pursuant to any contractual or other obligations redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of Borrower's capital stock or any other equity securities now or hereafter issued by Borrower (including, without limitation, any warrants for stock of Borrower), except to the extent any of the foregoing constitute Permitted Payments.

        12.  The second sentence of Section 11.1 of the Financing Agreement is amended and restated in its entirety to provide as follows:

    Unless otherwise terminated or extended in accordance with the provisions of this Section 11, this Agreement shall terminate on December 31, 2005.

        13.  Section 11.3 of the Financing Agreement is amended and restated in its entirety to provide as follows:

    11.3
    Voluntary Termination by Borrower. Borrower may terminate this Agreement (i) by giving Bank written notice ("Termination Notice") of the date on which this Agreement is to terminate ("Voluntary Termination Date") at least ten (10) Business Days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date (a) all of the Obligations, (b) any amounts payable under Section 3.4, and (c) as compensation to Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee in amounts as set forth below:

Voluntary Termination Date	Termination Fee
On or Before December 31, 2003	Two Percent (2%) of the Total Facility;
After December 31, 2003 but on or before December 31, 2004	One and One-Fourth Percent (1.25%) of the Total Facility;
Between January 1, 2005 and September 30, 2005 (inclusive)	Three-Fourths Percent (0.75%) of the Total Facility;

    provided, however, that no termination fee shall be due if: (1) the Voluntary Termination Date is on or after October 1, 2005, or (2) in response to an Additional Fee being charged to Borrower by Bank so long as the conditions set forth in Section 3.5 shall have been satisfied. Moreover, notwithstanding the foregoing provisions of this Section 11.3, in the event that Borrower terminates this Agreement in accordance with this Section 11.3 in connection with (y) a sale or transfer of all or substantially all of the stock or assets of International or the Borrower to a third party prior to September 30, 2005, or (z) a Change in Control of International or Borrower, then the termination fee payable by the Borrower upon such a termination will equal 0.5% of the Total Facility.

    For the purposes of this Section 11.3, the term "Change in Control" shall be deemed to occur at any time when any of the following occurs: (a) any Unrelated Person or any Unrelated Persons, acting together, which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (1) Beneficially Own more than 50% of the aggregate voting power of all classes of voting stock of International, or (2) succeed in having a sufficient number of its or their nominees elected to the Board of Directors of International such that such nominees, when added to any existing director remaining on the Board of Directors of International after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Company, or (b) International ceasing to directly or indirectly own at least 51% of the issued and outstanding voting stock of Borrower. As used herein (1) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; (2) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (3) "Unrelated Person" means at any time any Person other than International, Borrower, or any of their Affiliates; (4) "Related Person" of any Person means any other Person owning (A) 10% or more of the outstanding common stock of such Person or (B) 10% or more of the Voting Stock of such Person; and (5) "Equity" means shares of capital stock or options, warrants, or other right to substitute for or otherwise acquire the capital stock of International or Borrower, as applicable.

        14.  The following is added as a new Section 13.3 to the Financing Agreement:

    13.3
    Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Bank may, whether in addition to taking any of the actions described in Section 13.1 or otherwise, if any Letters of Credit shall have been issued, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Bank in same day funds at Bank's office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the "Letter of Credit Collateral Account") to be maintained at such office of Bank, an amount equal to the Letter of Credit Exposure from time to time in existence. The Letter of Credit Collateral Account shall be in the name of Bank (as a cash collateral account), and under the sole dominion and control of

      Bank exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents. On each drawing under a Letter of Credit, Bank shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Bank is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 13.3 shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Bank applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 13.3, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement.

        15.  Exhibit G-2 to the Financing Agreement is deleted and shall remain intentionally blank, and all references thereto in the Financing Agreement shall be of no further force and effect.

        16.  Exhibit J to the Financing Agreement is amended in its entirety to read as set forth on Exhibit J attached hereto and by reference made a part hereof.

        17.  Exhibit T to the Financing Agreement is deleted and shall remain intentionally blank, and all references thereto in the Financing Agreement shall be of no further force and effect.

        18.  Subject to the provisions of Section 15.17 of the Financing Agreement, Bank acknowledges repayment in full of the Term Loan A Facility and the Capex Term Loan Facility, and all applicable fees or other charges related thereto, and Borrower acknowledges that it shall have no further right to borrow under either such facility. Any references in the Financing Agreement to either such facility shall be of no further force and effect.

        19.  Borrower hereby agrees to pay Bank a nonrefundable amendment fee in the amount of $37,500.00 (the "Fee") contemporaneously with the execution of this Amendment.

        20.  Borrower hereby agrees to reimburse Bank upon demand for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Bank in the preparation, negotiation and execution of this Amendment and any and all other agreements, documents, instruments and/or certificates relating to the amendment of Borrower's existing credit facilities with Bank (collectively, the "Loan Documents"). Borrower further agrees to pay or reimburse Bank for any stamp or other taxes (excluding income or gross receipts taxes) which may be payable with respect to the execution, delivery, filing and/or recording of the Loan Documents. All of the obligations of Borrower under this paragraph shall survive the payment of the Borrower's Obligations and the termination of the Financing Agreement.

        21.  All references in the Financing Agreement to "this Agreement" and any other references of similar import shall henceforth mean the Financing Agreement as amended by this Amendment.

        22.  Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Financing Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.

        23.  This Amendment shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower may not assign, transfer or delegate any of its rights or obligations under the Financing Agreement as amended by this Amendment.

        24.  Borrower hereby represents and warrants to Bank that:

            (a)  the execution, delivery and performance by Borrower of this Amendment are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and require no action by or in respect of, consent of or filing or recording with, any governmental or regulatory body, instrumentality, authority, agency or official or any other Person;

            (b)  the execution, delivery and performance by Borrower of this Amendment do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, the terms of the Certificate of Incorporation or By-Laws of Borrower, any applicable law, rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory body, instrumentality authority, agency or official or any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound or to which Borrower or any of its Property is subject;

            (c)  this Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (d)  all of the representations and warranties made by Borrower and/or any other Obligor in the Financing Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of this Amendment as if made on and as of the date of this Amendment, provided that any representations and warranties which are made as of the Effective Date are only reaffirmed as of such date; and

            (e)  as of the date of this Amendment, no Default or Event of Default under or within the meaning of the Financing Agreement has occurred and is continuing.

        25.  In the event of any inconsistency or conflict between this Amendment and the Financing Agreement, the terms, provisions and conditions contained in this Amendment shall govern and control.

        26.  This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Ohio (without reference to conflict of law principles).

        27.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND BANK FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER AND BANK COVERING SUCH MATTERS ARE CONTAINED IN THE FINANCING AGREEMENT AS AMENDED BY THIS AMENDMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH FINANCING AGREEMENT AS AMENDED BY THIS AMENDMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER AND BANK, EXCEPT AS BORROWER AND BANK MAY LATER AGREE IN WRITING TO MODIFY THEM.

        28.  Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until Bank shall have received:

            (a)  this Amendment, duly executed by Borrower;

            (b)  a Consent of Guarantor in form and substance satisfactory to Bank, duly executed by Vari-Lite International, Inc.; and.

            (c)  the Fee.

        IN WITNESS WHEREOF, Borrower and Bank have executed this Seventh Amendment to Financing Agreement as of the 31st day of December, 2002.

VLPS LIGHTING SERVICES, INC.
By:	/s/ JEROME L. TROJAN III
Title:	Vice President—Finance, Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION
By	/s/ PAUL PIECHOWSKI
Title:	Senior Vice-President

CONSENT OF GUARANTOR

        The undersigned hereby consents to the terms, provisions and conditions contained in that certain Seventh Amendment to Financing Agreement dated as of December 31, 2002, by and between VLPS Lighting Services, Inc. (formerly known as Vari-Lite, Inc.), a Delaware corporation ("Borrower"), and U.S. Bank National Association ("Bank") (the "Amendment to Financing Agreement"). The undersigned hereby acknowledges and agrees that (a) the execution and delivery of the Amendment to Financing Agreement by Borrower to Bank will not adversely affect or impair any of its obligations to Bank under that certain Guaranty dated as of December 29, 2000, and executed by the undersigned in favor of Bank with respect to the indebtedness of Borrower to Bank (the "Guaranty"), (b) payment of all of the "Obligations" (as defined in that certain Financing Agreement dated December 29, 2000, by and between Borrower and Bank, as amended by the Amendment to Financing Agreement and as the same may from time to time be further amended, modified, extended, renewed or restated) is guaranteed to Bank by the undersigned pursuant to the terms of the Guaranty and (c) the Guaranty is in full force and effect on the date hereof and the same is hereby ratified and confirmed.

        Executed as of the 31st day of December, 2002.

VARI-LITE INTERNATIONAL, INC., Guarantor
By:	/s/ JEROME L. TROJAN III
Title:	Vice President—Finance, Chief Financial Officer

EXHIBIT J

FINANCIAL COVENANTS

        Section 1.    Capital Expenditures. Borrower will not make nor permit International to make Net Capital Expenditures (as defined below) in a total amount that exceeds $7,000,000.00 in the aggregate for any Fiscal Year (as defined below).

        Section 2.    Minimum Fixed Charge Coverage Ratio.

          2.1  Borrower will not permit the ratio ("Fixed Charge Coverage Ratio") resulting from dividing International's EBITDA (as defined below) by International's Fixed Charges (as defined below), both for the applicable fiscal period then ended, to be less than (i) 0.78:1.0 for the period from October 1, 2002, to December 31, 2002, (ii) 1.1:1.0 for the period from October 1, 2002, to March 31, 2003, and (iii) 1.2:1.0 for the period from October 1, 2002, to June 30, 2003. Thereafter, as of the end of each fiscal quarter of International, commencing with the fiscal quarter ending September 30, 2003, Borrower will not permit its Fixed Charge Coverage Ratio resulting from dividing International's 12 Month EBITDA (as defined below) by International's Fixed Charges (as defined below) for the applicable 12 Month Period (as defined below) to be less than 1.25:1.0.

          2.2  For purposes of this Exhibit J:

              (i)  EBITDA means, for the period in question, the sum of International's (a) consolidated net income during such period plus (b) to the extent deducted in determining such net income, the sum of (i) interest expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses during such period, plus (iv) any extraordinary losses during such period plus (v) any losses from the sale or other disposition of property other than in the ordinary course of business during such period minus (c) to the extent added in determining such net income, the sum of (i) any extraordinary gains during such period minus (ii) any gains from the sale or other disposition of property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

            (ii)  "Fixed Charges" shall mean, for the period in question, the sum of (a) the aggregate amount of all principal payments required to be made by International and its consolidated subsidiaries on all Indebtedness during such period (including the principal portion of payments in respect of capitalized leases but excluding principal payments on the Revolving Loans), plus (b) interest expense of International and its consolidated subsidiaries during such period, plus (c) 50% all Net Capital Expenditures made by International and its consolidated subsidiaries during such period (other than those financed with Indebtedness incurred by International and its consolidated subsidiaries), plus (d) all cash payments for any Federal, state, local and/or foreign income taxes made by Borrower during such period, plus (e) all dividends and other distributions paid by Borrower on or with respect to its capital stock, including for stock repurchases, during such period (whether for taxes or otherwise, but excluding $1,500,000 in Permitted Payments made during Borrower's fiscal year ending September 30, 2003), all determined on a consolidated basis and in accordance with GAAP.

            (iv)  "12 Month EBITDA " means EBITDA for the 12 Month Period for which the applicable Fixed Charge Coverage Ratio is then being determined. "12 Month EBITDA" will be calculated for each 12 Month Period ending as of the end of each Fiscal Quarter or Fiscal Year.

            (iii)  "Fiscal Quarter" means, in respect of a date as of which the applicable Financial Covenant is being calculated, any quarter of a Fiscal Year, the first Fiscal Quarter beginning on October 1 and ending on December 31, the second Fiscal Quarter beginning on January 1 and ending on March 31, the third Fiscal Quarter beginning on April 1 and ending on June 30, and the fourth Fiscal Quarter beginning on July 1 and ending on September 30.

            (iv)  "Fiscal Year" means International's fiscal year for financial accounting purposes, beginning on October 1 and ending on September 30.

            (v)  "12 Month Period" means, in respect of a date as of which the applicable Financial Covenant is being calculated, the four consecutive Fiscal Quarters immediately preceding the date as of which the Financial Covenant is being calculated (i.e., a rolling four Fiscal Quarter (or 12 month) period).

            (vi)  "Net Capital Expenditures" means the sum of (a) International's consolidated capital expenditures (including, but not by way of limitation, expenditures for fixed assets or leases capitalized or required to be capitalized on International's consolidated books by purchase, lease-purchase agreement, option or otherwise), minus (b) the net book value of capital assets previously sold and replaced by such capital expenditures.

        Section 3.    Minimum Tangible Net Worth.

          3.1  Borrower will not permit International's Tangible Net Worth (as defined below) to be less than the following amounts set opposite the following periods as of the end of any calendar month ended during the following periods (including any calendar month which ended on the first day of the following periods):

Period	Minimum Tangible Net Worth
December 31, 2002 through, and including, September 29, 2003	$32,000,000
September 30, 2003 and thereafter	$32,500,000

          3.2  For purposes of this Exhibit J,

              (i)  "Tangible Net Worth" means the total of International's book net worth in Dollars, determined in accordance with GAAP consistently applied, based on FIFO accounting for its Inventory (including the sum of common stock, paid in capital, and earned surplus), net of any adjustment arising from foreign currency valuations, minus (without duplication) (a) all employee, officer or Affiliate Receivables; minus (b) all capitalized organizational or closing costs; minus (c) the then amount of deferred financing costs; minus (d) all advances to Affiliates or in respect of guarantees on their behalf; minus (e) all goodwill; minus (f) all deferred pension assets; minus (g) all investments in any stock, Indebtedness, or securities of, or any other Ownership Interest in, any Person; minus (h) any other asset considered under GAAP as an intangible asset; and minus (i) any (1) gain from the sale of capital assets outside the ordinary course of business, (2) gain from any write-up of assets, (3) gain from the acquisition of debt securities or Ownership Interests of International or from cancellation or forgiveness of Indebtedness, or (4) gain or income arising from accretion of any negative goodwill; and minus or plus, as applicable, (j) gain or loss recognized by International as earnings which relate to any extraordinary accounting adjustments or non-recurring items of income or include any amounts attributable to extraordinary gains or extraordinary items of income or any other non-operating, non-recurring gain from time to time occurring to the extent, in each case, the gains or items of income are non-cash.

        Section 4.    Definitions. Capitalized terms used, but not defined, in this Exhibit J have the meanings given to them in the Financing Agreement.

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  Exhibit 10.90
AMENDMENT NO. 7 TO FINANCING AGREEMENT
CONSENT OF GUARANTOR
EXHIBIT J FINANCIAL COVENANTS